SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 8, 2002

U.S. LABORATORIES INC.
(Exact name of registrant as specified in its charter)

Delaware	0-25339	33-0586167
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7895 Convoy Court, Suite 18, San Diego, CA	92111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 715-5800

N/A
(Former name or former address, if changed since last report)

Item 5.    Other Events

On August 9, 2002, U.S. Laboratories Inc., a Delaware corporation (the “Company”), announced that it entered into an Agreement and Plan of Merger, dated as of August 8, 2002 (the “Merger Agreement”), with Bureau Veritas, S.A., a société anonyme organized under the laws of the French Republic (the “Parent”), and Voice Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of the Parent (“Purchaser”). The Merger Agreement provides for the commencement by Purchaser of a tender offer to purchase for cash all of the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Shares”) at a price of $14.50 per share, subject to the satisfaction of the conditions set forth in Annex A to the Merger Agreement (the “Tender Offer”) and, following the purchase of the Shares pursuant to the Tender Offer, a merger (the “Merger”) of Purchaser into the Company. In addition, the Company agreed to cause each then outstanding option and warrant to purchase Shares to be canceled by the Company in consideration of the payment to the holders of the options or warrants of cash in an amount equal to the excess, if any, of $14.50 per Share over the per Share exercise price of such options or warrants, multiplied by the number of Shares underlying such option or warrant. Pursuant to the Merger Agreement, at the effective time of the Merger, each outstanding Share, other than Shares as to which dissenters’ rights have been duly asserted and perfected under the Delaware General Corporation Law and Shares held by the Company, the Parent, Purchaser or any other subsidiary of the Parent, will be converted into the right to receive $14.50 per share in cash, without interest (the “Merger Consideration”). Shares that are held by the Company as treasury stock and any Shares owned by the Parent, Purchaser or any other subsidiary of the Parent will be canceled and retired and will cease to exist and no Merger Consideration will be delivered in exchange therefor.

The Merger Agreement also contains a number of representations, warranties and covenants by the parties. The Merger is subject to a number of conditions, and the Merger Agreement may be terminated under certain circumstances, all as set forth in the Merger Agreement. The parties do not believe that a filing under the Exon-Florio Amendment to the Defense Production Act of 1950 will be required in connection with the proposed transaction. The Parent has advised the Company that it has the funds necessary to consummate the Tender Offer and the Merger on the terms contemplated by the Merger Agreement.

The Parent, Purchaser, and Dickerson Wright, the Chairman and Chief Executive Officer of the Company (“Wright”), who beneficially owns 1,878,097 Shares, including Shares underlying options (the “Wright Shares”), have entered into a Tender and Support Agreement, dated as of August 8, 2002 (the “Tender Agreement”), pursuant to which Wright has agreed, among other things, (i) to tender in the Tender Offer all of the Wright Shares now owned or that may hereafter be acquired by Wright, (ii) to appoint certain officers of the Parent as his proxy to vote the Wright Shares in connection with the Merger Agreement, and (iii) not to transfer any of the Wright Shares. The Tender Agreement terminates in the event that the Merger Agreement is terminated.

In addition, Wright, Purchaser and Bureau Veritas Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of the Parent, have entered into a Contingent Payment Agreement, dated as of August 8, 2002 (the “Contingent Payment Agreement”), pursuant to which $5,000,000 of the consideration otherwise payable to Wright in respect of the Wright

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Shares (the “Escrowed Amount”) will be deposited upon the consummation of the Tender Offer in an escrow pursuant to an Escrow Agreement, a form of which is attached as an exhibit to the Contingent Payment Agreement. Under the Contingent Payment Agreement, Wright will be entitled to receive all or a portion of the Escrowed Amount if the earnings before interest and taxes of the Company for the year ending December 31, 2002, as calculated pursuant to the Contingent Payment Agreement (“EBIT”), exceeds $8 million. Wright will receive the entire Escrowed Amount if the Company’s EBIT exceeds $8.5 million and will receive none of the Escrowed Amount if the Company’s EBIT is less than $8.0 million. Between these amounts, Wright will receive a portion of the Escrowed Amount in accordance with a schedule to the Contingent Payment Agreement.

Wright, at the request of Parent, and the Company have also entered into an employment agreement, dated as of August 8, 2002 (the “Employment Agreement”), which will become effective upon the consummation of the Offer.

The Merger Agreement, the Tender Agreement, the Contingent Payment Agreement, the Employment Agreement and the joint press release issued by the Company and the Parent in connection therewith are filed herewith. The description of the Merger Agreement, the Tender Agreement, the Contingent Payment Agreement and the Employment Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the provisions of such agreements.

Item 7.    Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits.

The following exhibits are filed as a part of this report:

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of August 8, 2002, by and among Bureau Veritas, S.A., Voice Acquisition Corp. and U.S. Laboratories Inc.
99.1	Tender and Support Agreement, dated as of August 8, 2002, by and among Bureau Veritas, S.A., Voice Acquisition Corp. and Dickerson Wright.
99.2	Contingent Payment Agreement, dated as of August 8, 2002, by and among Bureau Veritas Holdings, Inc., Voice Acquisition Corp. and Dickerson Wright.
99.3	Employment Agreement, dated as of August 8, 2002, by and between U.S. Laboratories Inc. and Dickerson Wright.
99.4	Text of joint press release of Bureau Veritas, S.A. and U.S. Laboratories Inc. issued August 9, 2002.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. LABORATORIES INC.

By:	/s/ DICKERSON WRIGHT
Dickerson Wright Chairman of the Board and Chief Executive Officer

Date: August 9, 2002

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EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of August 8, 2002, by and among Bureau Veritas, S.A., Voice Acquisition Corp. and U.S. Laboratories Inc.
99.1	Tender and Support Agreement, dated as of August 8, 2002, by and among Bureau Veritas, S.A., Voice Acquisition Corp. and Dickerson Wright.
99.2	Contingent Payment Agreement, dated as of August 8, 2002, by and among Bureau Veritas Holdings, Inc., Voice Acquisition Corp. and Dickerson Wright.
99.3	Employment Agreement, dated as of August 8, 2002, by and between U.S. Laboratories Inc. and Dickerson Wright.
99.4	Text of joint press release of Bureau Veritas, S.A. and U.S. Laboratories Inc. issued August 9, 2002.

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